Exhibit 10.1
AMENDED AND RESTATED TOLL CONVERSION AGREEMENT
by Nordural ehf and Glencore AG
as of February 10, 2005

TABLE OF CONTENTS
AMENDED AND RESTATED TOLL CONVERSION AGREEMENT

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AMENDED AND RESTATED TOLL CONVERSION AGREEMENT
     THIS AMENDED AND RESTATED TOLL CONVERSION AGREEMENT is entered into as of February 10, 2005, by Nordural ehf, a company organized and existing under the laws of the Republic of Iceland (“Nordural”), and Glencore AG (“Glencore”), a company organized and existing under the laws of Switzerland (“Glencore”).
Recitals
     A. Nordural owns and operates an aluminum reduction plant at Grundartangi, Iceland (the “Plant”).
     B. Nordural and Glencore entered into an agreement dated August 1, 2004, (the “Initial Agreement”) which provided for the delivery of Alumina by Glencore and the conversion of such Alumina into primary aluminum at the Plant, pursuant to the terms thereof.
Terms of Agreement
     The parties hereto, intending legally to be bound by this Agreement, hereby agree as follows:
Article I
DEFINITIONS
     1.1 Definitions. In this Agreement, unless inconsistent with the context, the words and expressions set forth below shall have the following meanings:

     “Affiliate” means any other person or entity directly or indirectly controlling, controlled by, or under common control with, such person or entity, whether through the ownership of voting securities, by contract or otherwise.
     “Alumina” means alumina meeting the Permitted Source Specifications.
     “Alumina Delivery” means the delivery of Alumina by Glencore duty unpaid at the Discharge Port pursuant to Section 3.1.2.
     “Alumina Load Port” means the port at which Alumina is loaded onto a Vessel for delivery to Nordural pursuant to the terms of this Agreement.
     “Aluminum Delivery” means the delivery by Nordural of Product pursuant to Section 4.3.1.
     “Aluminum Load Port” means the port of Grundartangi, Iceland or such other port in Iceland as may be agreed between the parties.
     “Applicable Laws” means any applicable laws, codes, rules and regulations, any applicable judgments, decrees, writs and injunctions of any court, arbitration panel, arbitrator or Regulatory Authority and any applicable orders, licenses, permits, directives or other actions of any Regulatory Authority.
     “Bailed Property” means all Alumina delivered by Glencore pursuant to this Agreement from the point of Alumina Delivery to Nordural as specified in Section 6.1.1 (including Alumina in transit from the Discharge Port, from the Discharge Port to the Plant, and Alumina in storage and in the process of Conversion at the Plant), and all Product produced hereunder up to the point of delivery by Nordural to Glencore as specified in Article IV (including Product in transit to storage or in storage at the Plant), or any combination of the foregoing. “Bailed Property” shall not include Alumina in metal pads in the pots or any residue, slag or by-products of the Conversion process.
     “Contract Year” means the twelve (12)-month period from January 1 through December 31 of each year during which this Agreement is in effect, except that (i) for the year in which the Start Date occurs, “Contract Year” shall mean that portion of such year from the Start Date through December 31 of such year, and (ii) for the year in which the End Date occurs, “Contract Year” shall mean that portion of such year from January 1 through the End Date.
     “Conversion” means the electrolytic reduction of Alumina into molten aluminum and casting molten aluminum into primary aluminum, and the verb “convert” shall have the corresponding meaning.
     “Conversion Charge” shall have the meaning specified in Section 5.1.
     “Discharge Port” means the port of Grundartangi, Iceland, or such other port in Iceland as may be agreed by the parties.
     “End Date” shall have the meaning specified in Section 9.1.1.
     “Event of Default” shall have the meaning specified in Section 10.1.
     “Force Majeure” shall have the meaning specified in Section 8.1.
     “Iceland Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the Republic of Iceland are required or permitted to close.

     “Lien” means any mortgage, pledge, lien, charge, encumbrance, lease or other security interest of any kind.
     “LME” shall have the meaning specified in Section 5.1.3.
     “LME Price” shall have the meaning specified in Section 5.1.3.
     “Metal Premium” shall be calculated in accordance with Exhibit E.
     “MT” means a unit of metric weight equal to 1,000 kilograms or 2,204.62 Pounds.
     “Nomination” shall have the meaning specified in Section 3.2.1.
     “Notices” shall have the meaning specified in Section 11.6.
     “Permitted Source” means any of the following sources of alumina: Aughinish, EurAllumina, San Ciprian, Alunorte, Bauxilum, Suriname or any Jamaican source.
     “Permitted Source Specifications” shall have the meaning specified in Section 3.3.
     “Plant” shall have the meaning specified in Recital A.
     “Potline Two” means the newly constructed potline facility at the Plant which, upon commissioning, will have an initial production capacity of 122,000 MT of primary aluminum per annum.
     “Pound” means a unit of weight of 16 ounces avoirdupois.

     “Product” means primary aluminum products in the form of ingot and sow having the specifications set forth in Section 4.2.
     “Product Specifications” means the specifications for primary aluminum set forth in Exhibit D, as the same may be amended from time to time by agreement of the parties.
     “Quotation Period” means the month prior to the month of scheduled delivery, irrespective of physical delivery.
     “Regulatory Authority” means any national, regional, European Union, municipal, local or other government or any department, commission, board, agency or taxing authority thereof.
     “SHINC” means Sundays and holidays included, except:

Time		Time
Start	Date Start	End	Date End	Comment
11:30	December 24	7:30	December 27	Christmas

11:30	December 31	7:30	January 2	New year

19:30	Friday before first Monday of August	7:30	Tuesday thereafter	“Labour day” weekend

00:00	Thursday before Easter	7:30	Tuesday thereafter	Easter weekend

00:00	June 17	7:30	June 18	Independence Day

19:00	Friday before 7th weekend after Easter	7:30	Tuesday thereafter
     “Start Date” shall have the meaning specified in Section 2.1.

     “Vessel” means any vessel suitable for the transportation of Alumina nominated by Glencore pursuant to Section 3.2 and Exhibit A.
     1.2 References in Agreement. In this Agreement, unless the context otherwise requires:
          1.2.1 References to an Article, Section or Exhibit shall be construed as references to that specific Article or Section of, or Exhibit to, this Agreement.
          1.2.2 References to a document (including this Agreement), or to any provision of any document, shall be construed as references to that document or provision as amended or supplemented from time to time upon the written agreement of the parties thereto and with any further consent which may be required.
Article II
TERM
     2.1 Term. This Agreement shall be effective from the date on which Potline Two is commissioned (but in no event earlier than July 1, 2006) (the “Start Date”) and shall continue until the tenth (10th) anniversary of the Start Date, unless earlier terminated or extended as provided in this Agreement. The parties acknowledge that base inventories of Alumina will be needed for commissioning and first start up of Potline Two which is estimated to be February 15, 2006, and they agree that prior to the Start Date they will endeavor to negotiate the terms of an Alumina sale from, or other arrangement with, Glencore to Nordural as a way to resolve such shortage. If resolved, the parties also agree they shall coordinate the delivery of such additional

Alumina so that inventories of Alumina are available for processing as Nordural ramps up production in Potline 2.
     2.2 Coordination of Alumina and Product Flow. In order to make the flow of Alumina and Product hereunder efficient for the parties, Glencore and Nordural shall coordinate the timing of Alumina and Product shipments and deliveries, taking into consideration port availability and congestion, the Conversion process and storage and shipment scheduling to be made hereunder. In connection therewith, Glencore and Nordural also shall discuss/meet at least quarterly to establish the laydays for Alumina and Product shipments to be made hereunder.
Article III
ALUMINA
     3.1 Alumina Inventory and Delivery Obligations.
          3.1.1 In order to assure secure and continuous production of Product in potline 2, the Plant must maintain a permanent alumina inventory in storage at the silo. Glencore’s proportionate share of this inventory will be 12,500 MT from October 15 to April 15 and 10,000 MT during the rest of the year, and Glencore will maintain this amount of alumina inventory during the term of this Agreement. Glencore will have not less than 10,000 MT of Alumina in inventory on or before July 1, 2006. As of the termination date of this Agreement, Nordural will have converted the Glencore inventory to Product which will be available for delivery to Glencore.

          3.1.2 In addition to the permanent inventory Glencore must deliver pursuant to Section 3.1.1, during each Contract Year, Glencore shall deliver or cause to be delivered to Nordural for Conversion at the Plant 174,150 MT (+/-5%, at the option of Glencore) of Alumina at the Discharge Port, under appropriate bills of lading or other documents of title; provided, however, that the annual quantity of Alumina required to be delivered hereunder shall be pro rated for any Contract Year of less than twelve (12) months. Deliveries of Alumina hereunder shall be approximately evenly spread throughout each Contract Year, and Glencore shall make monthly declarations of the quantities and dates of its Alumina Deliveries. All Alumina Deliveries hereunder shall be deemed to occur when the Alumina passes the Vessel rail at the Discharge Port.
     3.2 Alumina Delivery Procedures.
          3.2.1 Glencore shall give or cause to be given to Nordural a notice of nomination (the “Nomination”) not less than twenty (20) days prior to the estimated time of sailing of the relevant Vessel. The Nomination shall specify:
(a)	the name of the Vessel or substitute;

(b)	the Alumina Load Port;

(c)	the approximate quantity of Alumina to be loaded;

(d)	the estimated time of arrival of the Vessel at the Discharge Port;

(e)	the source of the Alumina;

(f)	confirmation that the Vessel crew has ITF or comparable labor contracts; and

(g)	any other relevant details.
          3.2.2 Nordural shall notify Glencore of its acceptance or rejection of the Vessel within two (2) Iceland Business Days after its receipt of the Nomination. Acceptance shall not be unreasonably withheld.
          3.2.3 Glencore is aware that Nordural has obligations to notify shipping schedules to the harbor authorities in Iceland, and Glencore will use reasonable efforts to notify the timing of individual shipments to Nordural as far in advance as possible.
          3.2.4 Delivery will be in accordance with the loading and discharge requirements specified in Exhibit A. Nordural shall provide Glencore reasonable advance notice regarding any changes to delivery schedules or the dock facility requirements at the Discharge Port during the term of this Agreement, and any change which materially impairs Glencore’s ability to meet its Alumina delivery obligations shall be subject to Glencore’s approval, which shall not be unreasonably withheld.
          3.2.5 Glencore shall be responsible for paying all costs, insurance and freight and all other standard and customary charges, but excluding harbor dues, to effect delivery of its Alumina on board the Vessel at the Discharge Port. Nordural shall pay harbor dues, if any, related to Alumina Deliveries.

          3.2.6 The Vessel shall be discharged free of expense to Glencore at the rate of 6,000 MT per weather working day of twenty-four (24) running hours, SHINC; provided the Vessel is in all respects ready and Nordural has full and unimpeded access to the Vessel’s holds.
          3.2.7 All charges for demurrage and half-despatch for Alumina unloading at the Discharge Port hereunder shall be for the account of Nordural.
          3.2.8 Glencore undertakes that it will at all times use properly enclosed Vessels for delivery of Alumina to the Discharge Port so as to enable Nordural to comply with the obligations imposed under its environmental operating permit or similar licenses.
          3.2.9 Risk of loss and/or damage to all Alumina supplied by Glencore shall pass to Nordural when the Alumina passes the rail of the Vessel at the Discharge Port.
     3.3 Quality of Alumina; Source. All Alumina to be delivered by Glencore hereunder shall be supplied from a Permitted Source and shall conform to the specifications set forth in Exhibit B (the “Permitted Source Specifications”).
     3.4 Sampling and Analysis; Non-Conforming Alumina. Alumina shall be sampled and analyzed at the Alumina Load Port in the manner and under the procedures set forth in Exhibit C, or as otherwise agreed from time to time by the parties.
     3.5 Weights. Glencore shall deliver or cause to be delivered to Nordural documentation evidencing the bill of lading weight for each Alumina Delivery. The bill of lading weight shall be determined by means of a Vessel displacement survey in the light and loaded condition at the Alumina Load Port, or by means of scale weights. The bill of lading weight shall presumptively establish the loaded Alumina weight. However, Nordural shall have the right to verify, at its own expense, such weight by draft survey. If there is a discrepancy of greater than .2% between the weight as indicated on the bill of lading and the Nordural draft survey, Glencore shall pay the cost of surveying and the parties shall promptly meet and confer in good faith to determine what adjustment (if any) should be made to the presumptively established weight of such shipment.
     3.6 Stored Alumina. There shall be no charge to Glencore for storage of Alumina delivered to Nordural in accordance with the terms of this Agreement.
Article IV
CONVERSION; DELIVERY OF ALUMINUM
     4.1 Conversion Ratio. Nordural will convert alumina delivered by Glencore hereunder into primary aluminum metal as specified in Section 4.2 at the rate of * MT of alumina per MT of primary aluminum, provided that the Alumina delivered by Glencore meets the Permitted Source Specifications.
     4.2 Aluminum Specifications. Nordural will cast all aluminum metal produced hereunder to primary unalloyed aluminum ingots, in a standard weight of 12 to 26 kilograms per ingot, packed in strapped bundles of approximately 1 MT each, and meeting the specifications set forth in Exhibit D. Notwithstanding the foregoing, Nordural may cast a maximum of 10% of aluminum metal produced hereunder as sow with maximum piece weight of 750 kilograms each. Nordural shall provide a chemical analysis for every batch of Product produced in accordance with this Agreement.
     *  Confidential information has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

     4.3 Scheduling of Aluminum Delivery.
          4.3.1 Subject to Glencore’s compliance with its obligations relating to delivery of Alumina, and excluding the inventory Glencore must provide pursuant to Section 3.1.1, Nordural shall deliver to Glencore the amount of Product produced per annum, based on the conversion ratio set forth in Section 4.1, for the Alumina delivered by Glencore to Nordural during such Contract Year. The Product shall be delivered for transport as directed by Glencore, as evenly spread as practicable during each Contract Year; provided, however, that the annual quantity of Product required to be delivered hereunder shall be pro rated for any Contract Year of less than twelve (12) months. Aluminum Delivery shall be deemed to occur when the Product passes the Vessel rail at the Aluminum Load Port.
          4.3.2 Glencore shall take delivery from Nordural of all Product converted for Glencore’s account in accordance with this Agreement.
     4.4 Releases; Stored Aluminum.
          4.4.1 Not less than seven (7) days prior to the date Glencore wishes to have Product loaded aboard a Vessel, Glencore shall give Nordural a release for each lot of Product confirming the tonnage and delivery dates of each such lot. Glencore’s withdrawals of Product from storage shall be subject to reasonable limitations based upon the capacity of the loading facilities of the Plant.
          4.4.2 Nordural shall prepare such shipping or delivery documentation as may be reasonably required by Glencore (including bills of lading, analysis certificates, material safety data sheets, and certified weight certificates).

          4.4.3 At Glencore’s request, Nordural shall store up to 7,000 MT of Product at any time at the Plant. Such storage may be open or enclosed. All Product which Glencore requests be stored shall be placed in storage at the Plant as provided in Section 6.3. There shall be no charge to Glencore for storage of up to 7,000 MT of Product at the Plant. If Glencore requests Nordural to store more than 7,000 MT of Product, and Nordural is able to accommodate Glencore’s request, Glencore shall pay Nordural the reasonable costs Nordural incurs in making such accommodation.
     4.5 Weights and Analysis. Product to be delivered by Nordural to Glencore shall be sampled and weighed by Nordural, and a certificate of such analysis shall accompany each shipment. Weights and analyses so made shall be deemed to be correct, but Glencore shall have the right to verify, at its expense, weights within 30 days after Aluminum Delivery and analysis within 30 days after delivery to final customer. In the event Glencore disagrees with Nordural’s weight determination by an amount in excess of 0.2% or its analysis, the parties shall promptly meet and confer in good faith to reach agreement. Any weight mistake in excess of 0.2% shall be promptly corrected by Nordural or Glencore, as the case may be. If Nordural’s weight determination is 0.2% or greater less than the surveyor’s weight determination, the costs of such surveyor shall be borne by Nordural. In all other cases it shall be borne by Glencore. If the parties disagree regarding Aluminum quality, the procedure set forth for Alumina in Exhibit C (iii) shall apply mutatis mutandis.
     4.6 Loading Costs; Shipping Arrangements. The parties agree that Nordural’s costs of loading Product are less if Glencore ships Product by container. They further agree they will cooperate with one another to the extent reasonably possible in making shipping arrangements which are in the best interests of both parties. In this spirit, Glencore, at its option, shall arrange for either container Vessels or bulk Vessels to be brought into the Aluminum Loading Port. Nordural, at its expense, shall make arrangements for Product to be containerized and transported, or transported in bulk, as the case may be, and in each case, from the Plant to the Aluminum Loading Port for delivery onto the Vessel arranged for by Glencore. Nordural shall be responsible for stowing the Product on board such ship. All costs of shipping shall be for Glencore’s account and paid directly by Glencore. Nordural shall pay harbor fees, if any, associated with shipping Product from the Aluminum Loading Port.
     4.7 Point of Delivery; Transfer of Risk of Loss. Risk of loss and/or damage to any Product supplied by Nordural shall pass to Glencore when the Product passes the Vessel’s rail at the Aluminum Loading Port.
Article V
CONVERSION CHARGE AND PAYMENT TERMS
     5.1 Conversion Charge. The “Conversion Charge” for each MT of Product delivered hereunder shall be as follows:
          5.1.1 For the first 90,000 MT of Product delivered pursuant to this Agreement, *% of the LME Price plus the Metal Premium (calculated in accordance with Exhibit E);
          5.1.2 Thereafter, *% of the LME Price plus the Metal Premium (calculated in accordance with Exhibit E).

*	Confidential information has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

          5.1.3 As used in this Agreement, the “LME Price” means the official London Metal Exchange (“LME”) High Grade cash settlement quotation, as published by Metal Bulletin, in U.S. dollars averaged over the Quotation Period.
     If the LME shall cease to trade aluminum or the aluminum settlement price of the LME is no longer published, “LME Price” shall mean the generally accepted substitute for such published price. If there is no such generally accepted substitute the parties in good faith shall select a substitute. If the parties cannot agree on a substitute, then either party may refer the determination to arbitration under Section 11.5.
     5.2 The Conversion Charge is based on Alumina delivery and covers the following services:
          5.2.1 unloading Alumina Vessel at the Discharge Port at a minimum rate of 6,000 MT per day pro rata SHINC;
          5.2.2 use of storage facility at the Plant for maximum 37,000 MT of Alumina;
          5.2.3 production of Product at the Plant;
          5.2.4 storage for a maximum 7,000 MT of Product at the Plant;
          5.2.5 loading Product onto the Vessel pursuant to Section 4.6;
          5.2.6 delivery of Product as ingot in 1 MT bundles; and
          5.2.7 delivery of Product as sow in pieces.

     5.3 Invoices; General Payment Terms. The Conversion Charge shall be invoiced weekly on Monday for Product produced by Nordural through the preceding Sunday. Each invoice shall be payable by Glencore within five (5) days after receipt thereof.
     5.4 Method of Payment. All amounts required to be paid by Glencore to Nordural under this Agreement shall be paid in U.S. Dollars by wire transfer of immediately available funds to a bank account designated by Nordural.
Article VI
TITLE, STORAGE AND INSURANCE
     6.1 Title; Bailment.
          6.1.1 The bailment created by the performance of this Agreement shall commence when the Alumina is delivered by Glencore to Nordural (passing the Vessel’s rail at the Discharge Port) and shall terminate when the Product is delivered by Nordural to Glencore (passing the Vessel’s rail at the Aluminum Load Port) with the provisions of Article IV, and includes any period during which Product belonging to Glencore is stored at the Plant.
          6.1.2 Nordural covenants that all Alumina delivered by Glencore pursuant to this Agreement which has not been converted into Product and all Product that has been produced for Glencore, shall be at all times free and clear of any Lien of any nature whatsoever, excluding only those Liens (i) created by or attributable to Glencore, or (ii) arising by operation of law and, except during the continuance of any breach by Glencore, Nordural shall not at any time directly or indirectly assert for its benefit, or create, incur, assume or suffer to exist for the benefit of any creditor, any Lien upon or with respect to the Bailed Property, title thereto or interest therein. Nordural shall promptly, at its own expense, take such action as may be necessary to duly discharge any such Lien.
          6.1.3 Nordural acknowledges and agrees that by execution of this Agreement it does not have nor will it obtain, and by its performance under this Agreement it does not have nor will it obtain, any title to the Bailed Property or any property right or interest, legal or equitable therein, except for its right to possession for purposes of transportation, storage and Conversion as provided in this Agreement. All Alumina delivered by Glencore under this Agreement shall be considered to have been delivered for Conversion only. No Alumina or Aluminum shall be bought or sold hereunder, except as the parties may mutually agree in writing. No Alumina shall be redelivered as Alumina except in the event this Agreement is terminated pursuant to Articles IX or X. Nordural shall be deemed to be an ordinary bailee with respect to the Bailed Property and shall be obliged to replace, at its own expense, any Bailed Property which suffers any damage, loss, theft or destruction, partial or complete, while in the possession of Nordural. Such replaced Bailed Property shall meet the specifications therefore required under this Agreement, and shall constitute accessions to the Bailed Property and title thereto shall vest and remain in Glencore. Notwithstanding the foregoing provisions of this Section 6.1.4, in lieu of replacing any Bailed Property as provided above, Nordural may at its option pay damages to Glencore with respect to such Bailed Property to compensate Glencore for the loss or damage incurred.
          6.1.4 Nordural’s duties and performance under this Agreement shall be those of independent contractor and nothing contained in this Agreement shall be deemed to make Glencore a partner, joint venturer or otherwise liable for the performance of Nordural’s obligations under this Agreement or any other agreement or with respect to the operation of the Plant.
          6.1.5 Title and ownership of all Alumina supplied by Glencore to Nordural for Conversion including liquid aluminum in pots, shall remain vested in Glencore. Title to all residue and process by-products of the Conversion process and all materials Nordural uses in the Conversion process also shall be and remain in Nordural, and Nordural shall be responsible for, and agrees to comply with all Applicable Laws relating to the disposition of such residue, process by-products and materials. Nordural will indemnify and hold harmless Glencore from and against any liabilities, costs and expenses incurred by Glencore resulting from the non-compliance by Nordural of Applicable Laws in connection with Nordural’s Conversion operations hereunder.
          6.1.6 Nordural shall maintain accurate, detailed and current inventory records in respect of all Bailed Property at the Plant or elsewhere and shall submit the same to Glencore upon Glencore’s request thereof. Glencore shall have the right, exercisable directly or through its accountants or other representatives, and at its own risk and expense, to verify each such inventory or Bailed Property during the Plant’s ordinary business office hours upon forty-eight (48) hours prior notice.
          6.1.7 Nordural hereby grants and shall continue to grant a security interest in favor of Glencore in and to all Bailed Property converted for Glencore hereunder. Such grant of a security interest is intended by Nordural and Glencore to be solely as a precaution against the holding by any court of applicable jurisdiction (notwithstanding the intention of the parties hereto) that Glencore is not the owner of the Bailed Property. Nordural agrees to execute and deliver to Glencore from time to time such documents and to take such other steps as are reasonably requested by Glencore to perfect such security interest.
     6.2 Taxes. All taxes levied on or with respect to the Bailed Property shall be paid directly by Glencore. Nordural shall promptly send to Glencore any notice or other communication received by Nordural relating to any such tax.
     6.3 Segregated Storage; Holding Certificates; Financing Statements.
          6.3.1 Nordural shall cause Product belonging to Glencore to be stored in segregated areas which may be out doors. Promptly after receipt of Glencore’s shipment instructions, Nordural shall deliver Product to Glencore’s carrier at the Aluminum Load Port in accordance with Article IV of this Agreement.
          6.3.2 Nordural shall take such commercially reasonable measures as appropriate to confirm Glencore’s ownership of all Bailed Property, including:
(a)	marking such product with a distinctive mark acceptable to Glencore which shall be sufficient to identify that product as the property of Glencore,

(b)	issuing a holding certificate in customary form reasonably acceptable to Glencore, and

(c)	executing and filing financing statements and documents of a similar nature in favor of Glencore.

     6.4 Insurance. Nordural shall maintain such insurance relating to Conversion and storage operations of the Plant as may be necessary to protect Glencore’s interests in the Bailed Property. Nordural shall have no liability to Glencore for any loss of, or claim, relating to Glencore’s Alumina or Product stored at Nordural’s facilities, or any third party claims against Glencore, to the extent that Nordural is not able to recover under its insurance policies as a result of any act, neglect, error or omission on the part of Glencore or any of its employees or agents.
Article VII
WARRANTIES; LIMITATION OF LIABILITY
     7.1 Warranties. Subject to Section 7.2, Nordural warrants that Product delivered to Glencore under this Agreement shall conform to the Product Specifications, and shall be free from defects in material and workmanship. Glencore warrants that the Alumina it delivers for conversion under this Agreement shall conform to the specifications set forth in Exhibit B.
     7.2 Inspection and Non-Conforming Product.
          7.2.1 Provided it is produced from alumina which meets Permitted Source Specifications, all Product delivered hereunder shall meet the Product Specifications. Product shall be subject to rejection by Glencore upon presentation of sufficient evidence by Glencore to Nordural of a failure to meet such specifications. Should Glencore elect to reject any Product delivered hereunder for failure to meet such specifications, Nordural shall pay damages to Glencore with respect to such rejected Product as provided in Section 7.2.3. All Product shall remain subject to Glencore’s inspection rights notwithstanding any prior payment made therefore by Glencore.
          7.2.2 Glencore will be deemed to have accepted the weight of an Aluminum Delivery if it fails to give Nordural written notice of rejection within 30 days after Aluminum Delivery and the quality if it fails to give Nordural written notices of rejection within 30 after delivery to a final customer. Such notice shall describe in reasonable detail the defects upon which rejection is based.
          7.2.3 If any Aluminum Delivery fails to conform to the warranties set forth in Section 7.1 of this Agreement, and timely notice is given to Nordural, Nordural’s sole liability shall be to pay to Glencore the amount, if any, by which the market value of the Product as delivered is less than the market value of conforming Product, in each case determined as of the delivery date. The foregoing limitation on Nordural’s liability shall not in any way affect Nordural’s obligation to deliver Product conforming to the specifications applicable under this Agreement with respect to particular Product deliveries, or limit Glencore’s right to treat Nordural’s repeated breach as an Event of Default.
     7.3 Warranty Limitation. THE PARTIES EXPRESSLY AGREE THAT NO WARRANTIES SHALL BE IMPLIED UNDER THIS AGREEMENT, WHETHER OF UTILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR OF ANY OTHER TYPE, AND FURTHER THAT NO WARRANTIES OF ANY SORT ARE MADE HEREUNDER EXCEPT THE WARRANTIES EXPRESSLY STATED IN SECTION 7.1.

Article VIII
FORCE MAJEURE
     8.1 Force Majeure. If the performance of this Agreement by a party (other than the giving of any notice required to be given or payment of monies due under this Agreement) is hindered, delayed or prevented, directly or indirectly, by reason of any war, conditions of war, acts of enemies, national emergency, revolution, riots, sabotage or other similar disorders; failure of transportation; fire, flood, windstorm, explosion, or other acts of God; strikes, lock-outs, or other labor disturbances; delay in construction of electrical power plants or power transmission lines required to provide electrical power to the Plant; breakdown of plants or equipment; inability for any of the reasons set forth herein to secure or delay in securing machinery, equipment, materials, supplies, transportation, transportation facilities, fuel or power; orders or acts of any government or governmental agency or authority; interference by civil or military authority; or any other cause whether or not of the nature or character specifically enumerated above which is beyond the reasonable control of such party (“Force Majeure”) (i) such party shall be excused from the performance of this Agreement (other than giving of any notice required to be given or payment of monies due under this Agreement) while and to the extent that such party is hindered, delayed or prevented from so performing by Force Majeure, and (ii) the performance of this Agreement shall be resumed as soon as practicable after such Force Majeure is removed. In general, events, such as increases in the price of electrical power, which prevent the Plant from operating profitably, shall not be considered events of Force Majeure. However, Nordural’s inability to obtain power would be a Force Majeure.

     8.2 Either party shall give notice to the other as soon as practicable after the occurrence of Force Majeure and insofar as known, the probable extent to which such party will be unable to perform or be delayed in performing its obligations. The party claiming Force Majeure shall exercise due diligence to eliminate or remedy any such causes hindering, delaying or preventing its performance and shall give the other party prompt written notice when that has been accomplished; provided, however, that the settlement of strikes or other events of labor unrest will be entirely within the discretion of the party having the difficulty and that such party will not be required to settle such strikes or labor unrest by acceding to the demands of the opposing party when such course of action is deemed inadvisable in the discretion of the party having the difficulty.
     8.3 The term of this Agreement shall be extended for the duration of any Force Majeure and the Conversion Charge for each Aluminum Delivery in effect for the extended term shall be the same as the Conversion Charge in effect for Aluminum Deliveries scheduled but not delivered during the period of Force Majeure.
Article IX
TERMINATION; EFFECT OF TERMINATION
     9.1 Termination. In addition to any termination arising under Article X, this Agreement shall terminate on the earliest of:
          9.1.1 The date which is the tenth (10th) anniversary of the Start Date (the “End Date”), or if any Force Majeure contemplated by Section 8.1 occurs, such later date as is determined by extending the End Date by the duration of the period of Force Majeure, or such later date agreed to by the parties in writing; or
          9.1.2 The date on which Glencore or Nordural terminates this Agreement in accordance with Article 10 by reason of an Event of Default.
     9.2 Effect of Termination.
          9.2.1 Glencore’s obligation to make Alumina Deliveries shall terminate as follows:
(a)	If termination occurs under Section 9.1.1, on the date upon which Glencore shall complete Alumina Delivery of the quantity of Alumina required to permit conversion and Aluminum Delivery by the relevant termination date under Section 9.1.1; or

(b)	If termination occurs under Section 9.1.2, on the date upon which this Agreement is terminated.
          9.2.2 Termination of this Agreement for whatever reason shall not affect:
(a)	Nordural’s duty to complete the conversion of any Alumina then in process (unless the Plant’s operations have ceased), and to store and deliver to Glencore, as specified by Glencore, any Alumina not used for conversion and any Product in Nordural’s possession;

(b)	Glencore’s duty to pay Nordural any Conversion Charges with respect to Aluminum Deliveries theretofore made by Nordural or for Aluminum Deliveries thereafter made by Nordural for Alumina in process of being converted at the time of termination;

(c)	Any other duties of either party which by their nature are to be performed after termination of this Agreement; or

(d)	Nordural’s warranties regarding Product under Article VII.
Article X
TERMINATION FOR DEFAULT
     10.1 Grounds for Termination. After the occurrence of any of the following events (each an “Event of Default”), then the non-defaulting party may terminate this Agreement by notice to the other:
          10.1.1 The other party fails to perform or breaches any provision of this Agreement (other than any failure or breach excused by reason of Force Majeure under Article VIII), and such failure or breach is not remedied within a period of thirty (30) days after notice from the party not in default to the other party.
          10.1.2 The other party:
(a)	consents to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or admits in writing its inability to pay its debts generally as they come due, or makes a general assignment for the benefit of creditors; or

(b)	files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy or insolvency law (as now or hereafter in effect) or any other now existing or future law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

(c)	is named the debtor or a defendant in any case, action or proceeding under any law referred to in clause (b) filed against the other party, and such action or proceeding is not withdrawn or dismissed within sixty (60) days after it is commenced.
          10.1.3 Any material provision of this Agreement shall at any time for any reason cease to be binding on or enforceable against the other party, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the other party or any Regulatory Authority, or the other party shall deny that it has any further liability or obligation under this Agreement.
          10.1.4 The performance by the other party of substantially all of its obligations under this Agreement is prevented by reason of Force Majeure which shall have continued for a period of more than six (6) months.
          10.1.5 Any of the Bailed Property is attached or seized pursuant to a court order in connection with a legal proceeding instituted against the other party, or is subjected to levy in execution of judgment, and such order or levy is not vacated, dismissed or stayed within thirty (30) days.

     10.2 Consequences of Termination for Default. If this Agreement is terminated by reason of an Event of Default as provided in Section 10.1, upon Glencore’s demand and by the date specified in such demand, and upon payment of any Conversion Charges and all other amounts then due and payable, Nordural shall deliver all Bailed Property to Glencore at the Plant free and clear of all Liens created by Nordural and in the condition required by this Agreement. The risk and all costs of assembling the Bailed Property, ready for shipment, shall be borne by Nordural unless this Agreement is terminated by Nordural, in which event all such risk and costs shall be borne by Glencore. Nordural consents and agrees that if it fails to perform its obligations to deliver the Bailed Property to Glencore as required above, Glencore may enter the Plant and surrounding property and remove all Bailed Property at Nordural’s cost.
Article XI
MISCELLANEOUS
     11.1 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior expressions of intent or understandings with respect to such subject matter. This Agreement may only be amended, modified, supplemented or released by an instrument in writing signed by a duly authorized officer of each of the parties.
     11.2 Headings. Headings used in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the scope or interpretation of any provision.

     11.3 Waiver; Cumulative Rights. The failure, or delay, of either party to require performance by the other of any provision of this Agreement shall not affect such party’s right to require performance of that provision unless and until performance has been waived in writing. Each and every right granted under this Agreement or any other document or instrument delivered hereunder or in connection herewith, or allowed at law or in equity, shall be cumulative and may be exercised in part or in whole from time to time.
     11.4 Governing Law. This Agreement shall be subject to and construed under the laws of the State of New York, U.S.A., excluding the rules of conflicts or choice of law and excluding the United Nations Convention on Contracts for the International Sale of Goods.
     11.5 Dispute Resolution. Any controversy arising out of or relating to this Agreement shall be settled by arbitration administered in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration panel shall consist of three (3) arbitrators. The arbitration proceedings shall take place in New York, New York, U.S.A. and shall be conducted in the English language. The decision of the arbitral panel shall be final and binding upon the parties and non-appealable. Judgment on the award may be entered and enforced in any court having jurisdiction over the party against whom such judgment is sought to be entered or enforced.
     11.6 Notices. All notices, demands or other communications (collectively, “Notices”) required or permitted to be given under this Agreement shall be in writing, either delivered by hand to the other party at that party’s address set forth below, or sent by prepaid air overnight or express courier or by facsimile transmission, to the other party’s address and facsimile number (if applicable) set forth below, and shall be effective on the date the hand delivery, air overnight or express courier or facsimile transmission is received by the other party. A copy of the text of any Notice given by facsimile transmission shall be sent by prepaid air overnight or express courier or delivered by hand, to the address set forth below within a reasonable time thereafter, provided such confirmation shall not be required if the recipient acknowledges receipt of the facsimile Notice.
Notices shall be sent:
If to Nordural:
Nordural ehf
301 Akranes
Grundartangi
Iceland
Attention: Managing Director
Facsimile No.: (354) 430-1001
with a copy to:
Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, CA 93940
Attention: General Counsel
Facsimile No.: (831) 642-9328
If to Glencore:
Glencore AG
Baarermattstrasse 3
P.O. Box 777
CH-6341 Baar
Switzerland
Attention: Alumina/Aluminum Department
Phone: 41 41 709 2000
Facsimile No.: 41 41 709 3000

Any change in the address or facsimile transmission number of a party (or copy recipient) for the purposes of Notice under this Section shall be communicated to the other parties in the manner set forth in this Section for providing Notice.
     11.7 Illegality; Severability.
          11.7.1 The various provisions of this Agreement shall be considered legally severable, and if any provision of this Agreement or the application of any such provision to any party or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, including without limitation the remainder of the provision held invalid, or the application of such provision to any party or circumstances other than those as to which it is held invalid, shall not be affected thereby.
          11.7.2 If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such fact alone shall not render such provision invalid or unenforceable in any other jurisdiction.
          11.7.3 To the extent permitted by Applicable Laws, each of Nordural and Glencore hereby waives any provision of Applicable Laws which renders any provision of this Agreement prohibited or unenforceable in any respect.
     11.8 Counterparts. This Agreement may be signed in any number of counterparts, and any single counterpart or a set of counterparts signed, in either case, by all the parties hereto shall constitute a full and original agreement for all purposes.
     11.9 Assignment. Except as set forth below, no assignment, delegation or subcontracting of any of the rights or duties of any party to a non-Affiliate of such party shall be permitted without the written consent of the other party, and any purported assignment without such written consent shall be null and void. Nordural shall also have the right to assign its interest to its lenders as may be required by Nordural’s loan agreements.
     The parties have caused this Agreement to be duly executed as of the date first above written, whereupon it enters into full force and effect in accordance with its terms.

NORDURAL EHF

By:

Name:

Title:

GLENCORE AG

By:

Name:

Title:

EXHIBIT A
LOADING/DISCHARGE CONDITIONS IN GRUNDARTANGI PORT

Length of key:	400 meters

Draft:	13 – 14 meters

Cranes:	No cranes on harbor. Mobile cranes available

EXHIBIT B
PERMITTED SOURCE SPECIFICATIONS FOR ALUMINA
AUGHINISH (AUG) ALUMINA SPECIFICATIONS
AUGHINISH/IRELAND

		PRODUCER
	TYPICAL	GUARANTEES
Al2O3		98.500 MIN
Na2O %	0.370	0.500 MAX
Fe2O3%	0.018	0.030 MAX
CaO %	0.008	0.025 MAX
SiO2%	0.009	0.020 MAX
TiO2%	0.001	0.005 MAX
V2O5	0.003	0.006 MAX
P2O5%	0.001	0.0025 MAX
ZnO %	0.002	0.004 MAX

BET m2/gr	69.000	60 MIN/80 MAX
LOI (300-1100 C) %	0.700	1.20 MAX
- 325 Mesh %	7.000	12.00 MAX
Attrition Index	10.000	20.00 MAX
Alpha Alumina	<5.000

EURALLUMINA (EUR) ALUMINA SPECIFICATIONS
PORTO VESME/ITALY

		PRODUCER
	TYPICAL	GUARANTEES
Al2O3%	99.400	99.000 MIN
SiO2%	0.010	0.020 MAX
Fe2O3%	0.015	0.020 MAX
TiO2%	0.003	0.004 MAX
V2O5%	0.002	0.004 MAX
Na2O %	0.330	0.450 MAX
CaO %	0.019	0.030 MAX
P2O5%	0.001	0.002 MAX
ZnO %	0.001	0.002 MAX
MnO2%	0.001	0.001 MAX

LOI (300-1000 C) %	0.820	1.00 MAX
+ 100 Mesh %	0.700	5.00 MAX
- 325 Mesh %	4.000	10.00 MAX
BET m2/gr	75.000	65 MIN/90 MAX
Alpha alumina %	5-10	4 MIN/20 MAX
Angle of repose		33 MAX

ALCOA/INESPAL (ESP) ALUMINA SPECIFICATIONS
SAN CIPRIAN/SPAIN

		PRODUCER
	TYPICAL	GUARANTEES
Chemical Specification:

SiO2%	0.007	0.020 MAX
Fe203%	0.020	0.025 MAX
Na2O %	0.350	0.500 MAX
CaO %	0.005	0.030 MAX
TiO2%	0.003	0.005 MAX
ZnO %	0.001	0.005 MAX
P2O5%	NR	0.003 MAX
V2O5%	0.002	0.005 MAX
Ga2O3%	0.010	0.020 MAX

Physical Specification:

+ 100 Mesh %	3.0	10.00 MAX
- 325 Mesh %	9.0	12.00 MAX
- 20 micron %*	2.0	3.00 MAX
LOI (300-1000oC) %	0.6	1.20 MAX
Surface Area (BET) m2/g	70.0	60 MIN - 80 MAX

*	Effective March 01, 2000 measured by Coulter LS100Q Laser instrument.

ALUNORTE (ANO) ALUMINA SPECIFICATIONS
VILA DO CONDE/BRASIL

		PRODUCER
	TYPICAL	GUARANTEES
SiO2%	0.015	0.025 MAX
Fe2O3%	0.015	0.025 MAX
TiO2%	0.002	0.005 MAX
V2O5%	0.002	0.005 MAX
Na2O %	0.400	0.500 MAX
CaO %	0.025	0.050 MAX
P2O5%	0.001	0.003 MAX
ZnO %	0.003	0.008 MAX
MnO	0.001	0.002 MAX

LOI (300-1000o C) %	—	1.00 MAX
+ 100 Mesh %	0.50	2.00 MAX
- 325 Mesh %	8.00	10.00 MAX
BET m2/gr 60.00
Alpha Phase %	5.00	10.00 MAX
Bulk Density (g/l)	1000	1050

INTERALUMINA (INT) ALUMINA SPECIFICATIONS
PORTO MATANZAS/VENEZUELA

		PRODUCER
	TYPICAL	GUARANTEES
Al2O3%	98.500	98.350 MIN
SiO2%	0.011	0.030 MAX
Fe2O3%	0.010	0.030 MAX
TiO2%	0.002	0.005 MAX
V2O5%	0.002	0.003 MAX
Na2O %	0.460	0.600 MAX
CaO %	0.025	0.050 MAX
P2O5%	0.001	0.002 MAX
ZnO %	0.003

Moisture (0-300 C) %	0.90
LOI (300-1000 C) %	0.85	1.00 MAX
+ 100 Mesh %	3.00	10.00 MAX
- 325 Mesh %	9.00	12.00 MAX
BET m2/gr	74.00
Bulk Density g/l	1200

SURINAM (SUR) ALUMINA SPECIFICATIONS
PARANAM/SURINAM

		PRODUCER
	TYPICAL	GUARANTEES
Al2O3%		98.300 MIN
SiO2%	0.015	0.030 MAX
Fe2O3%	0.010	0.030 MAX
TiO2%	0.003	0.005 MAX
V2O5%	0.002	0.005 MAX
Na2O %	0.470	0.600 MAX
CaO %	0.045	0.060 MAX
P2O5%	0.001	0.003 MAX
ZnO %	0.001	0.005 MAX

LOI (300-1200 C) %	0.80	1.20 MAX
+ 100 Mesh %		10.00 MAX
- 325 Mesh %	9.50	12.00 MAX
BET m2/gr	65.00

WINDALCO JAMAICA (WIN) ALUMINA SPECIFICATIONS
PORT ESQUIVEL/JAMAICA

		PRODUCER
	TYPICAL	GUARANTEES
Al2O3%	98.500	98.350 MIN
SiO2%	0.022	0.030 MAX
Fe2O3%	0.009	0.030 MAX
TiO2%	0.001	0.005 MAX
V2O5%	0.001	0.005 MAX
Na2O %	0.420	0.600 MAX
CaO %	0.040	0.070 MAX
P2O5%	0.001	0.003 MAX
ZnO %	0.010	0.020 MAX

LOI (300-1100 C) %	0.95	1.20 MAX
- 325 Mesh %	8.00	12.00 MAX
BET m2/gr	80/90

ALPART (ALP) ALUMINA SPECIFICATIONS
PORT KAISER/JAMAICA

		PRODUCER
	TYPICAL	GUARANTEES
Chemical Properties:

SiO2%	0.0110	0.0150 MAX
Fe2O3%	0.0090	0.0140 MAX
Na2O %	0.3700	0.5000 MAX
CaO %	0.0350	0.0500 MAX
ZnO %	0.0090	0.0120 MAX
MnO2%	0.0013	0.0020 MAX
TiO2%	0.0012	0.0020 MAX
V2O5%	0.0024	0.0045 MAX
P2O5%	0.0008	0.0015 MAX

Physical Properties:

Loss on Ignition
(300-1000 C) %	0.85	1.10 MAX
- 45 microns (1) %	7.50	9.00 MAX
+150 microns %	7.00	11.00 MAX
- 20 microns %	1.20	1.80 MAX
Specific Surface Aera
BET m2/gr 75.00		60 MIN/85 MAX
Attrition Index %	18.00	25.00 MAX

JAMALCO ALUMINA SPECIFICATION
Chemical Specification

	Typical	Guaranteed
	(%)	(%)
SiO2	0.012	0.020 max.

Fe2O3	0.014	0.020 max.

Na2O	0.38	0.50 max.

CaO	0.050	0.060 max.

TiO2	0.002	0.005 max.

ZnO	0.013	0.020 max.

P2O5	0.0015	0.003 max.

V2O5	0.002	0.005 max.

Ga2O3	0.006	0.010 max

Physical Specification

+100 mesh	3	15 max
- 325 mesh	8.5	12 "
- 20 micron	1.7	3.0 "
L.O.I.(300-1000°C)	0.6	1.1 "

	m2/g	m2/g
Surface Area (BET) (Reg.)	67-77	60min - 80 max

Prepared by	: W. H. Brancalhoni
Revision #	: 9.0
Revision Date	: February 1st, 2005
Document	: h:\data\tech\customers\current specs\jamspec2005.doc

EXHIBIT C
PROCEDURES FOR SAMPLING AND ANALYSIS OF ALUMINA
(i)	A representative sample of each shipment of Alumina shall be taken in accordance with the sampling procedures applicable at the Alumina Load Port. Nordural shall have the right to have a representative present (at Nordural’s expense) at such sampling. The sample so taken shall be divided into three portions using generally accepted laboratory techniques. One portion shall be promptly dispatched to Nordural, one portion is for Glencore and one portion (the referee sample) shall be held at the alumina production plant for ninety days after the date of the relevant shipment and then disposed of unless Nordural or Glencore have requested (in writing) that it be retained longer.
(ii)	Within thirty days after receipt of the sample dispatched to Nordural, Nordural may notify Glencore (with a copy to the production plant holding the referee sample) that the Alumina delivered does not conform to the contractual specification set forth in Exhibit B and the extent of that non-conformity. If Nordural does not notify Glencore within this time the Alumina so delivered shall be deemed to comply with the above specification. If Nordural does notify Glencore within this time, Glencore shall advise Nordural within twenty-one days after such notification is received whether or not Glencore agrees with Nordural’s analysis. If Glencore does not agree, the referee sample will be analyzed as soon as possible by a referee laboratory mutually acceptable to the parties. The referee laboratory will analyze the referee sample in accordance with the applicable analytical procedures adopted under the ISO standards and a copy of its analysis shall be made available to both parties. The cost of any referee analysis will be shared equally by Glencore and Nordural.
(iii)	If the analysis of the referee laboratory indicates that the referee sample does not conform to the contractual specification set out in Exhibit B or if Glencore accepts that the alumina does not so conform, Glencore and Nordural shall within twenty-one days of such decision meet in good faith to determine whether a reasonable or mutually acceptable adjustment of the Conversion Charge can be made to compensate Nordural for the shipment of Alumina not meeting the contractual specification.

In any case, such difference will not be regarded by Nordural as a cause of rejection of the cargo. For the avoidance of doubt, in determining the adjustment to be made to the Conversion Charge, regard shall be had to any increase in production costs at the Plant resulting from the reduction of alumina not conforming to the contractual specifications set out in Exhibit B.

In the event Glencore and Nordural do not reach a mutually acceptable arrangement, the arbitration provisions under Section 11.5 shall apply.

EXHIBIT D
PRODUCT SPECIFICATIONS
Product delivered under this Agreement shall conform to the following:

Al	minimum 99.70%

Si	maximum 0.10%

Fe	maximum 0.20%

meeting specifications for P1020

EXHIBIT E
CALCULATION OF METAL PREMIUM
The metal premium will be calculated for each shipment of Product as follows:
1)	In the event that the 6% duty on imported aluminum into the European Union (“EU”) is in place and the European Commission has not announced in the form of publication or otherwise that the duty will be reduced or eliminated, the metal premium shall be *% of the LME.

2)	In the event that a change to the duty or a change to Iceland’s duty-free status has been announced, Glencore and Nordural shall meet within 30 days of such announcement to negotiate in good faith a premium to cover Product delivered during the transition period. The transition period shall be defined as the period beginning with the month in which the change has been announced and ending in the month prior to the month in which the change will go into effect.

3)	Once a change to the duty or a change to Iceland’s duty-free status has gone into effect, the metal premium shall be *.

*	Confidential information has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.